Exhibit 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 10th day of March, 2008, and was originally made and entered into as of September 7, 2005 and first amended and restated effective as of April 17, 2007, by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and DENNIS B. MULLEN (the “Executive”).

RECITAL

WHEREAS, the Company, for itself and its wholly owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), entered into an Employment Agreement with the Executive dated September 7, 2005 and subsequently amended and restated effective April 17, 2007 (the “Amended Agreement”) that established the Company’s right to the services of the Executive in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive accepted such employment on such terms and conditions;

WHEREAS, the Company, for itself and RRI, desires to amend certain terms and conditions of the Amended Agreement.

AGREEMENT

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company, through RRI, hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  The term of the Executive’s employment hereunder shall be deemed to have commenced on August 11, 2005 (the “Effective Date”), and shall continue through and including December 31, 2010, subject to earlier termination as provided herein (such term being referred to herein as the “Employment Period”).  RRI shall be the “employer” for tax, legal reporting, payroll processing and similar purposes.

2.             Position and Duties.

(a)           During the Employment Period, the Executive shall be the Chairman and Chief Executive Officer of the Company, with such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the “Board”) consistent with his position as Chairman and Chief Executive Officer of the Company.  Notwithstanding the foregoing, if, during the Employment Period, a majority of the Board determines that the Executive should relinquish his position as Chief Executive Officer in connection with the hiring or promotion of another individual into such position, and the Executive remains in his position as Chairman of the Board, this Agreement shall remain in full force and effect (with such modifications, including appropriate modifications to Section 2(b) and (c) and Section 3 as are mutually agreed upon) and such change in officer position shall not constitute a termination under Section 4 hereof.

(b)           During the Employment Period, the Executive shall devote substantially all of his skill, knowledge and working time to the business and affairs of the Company and its subsidiaries; provided, however, that the Executive may continue to serve in his current positions as trustee and/or chairman of certain of the Janus Funds.  The Executive shall perform his services primarily at the Company’s headquarters in Denver, Colorado.  The Executive shall use his best efforts to carry out his responsibilities under this Agreement faithfully and efficiently.

(c)           In his position as Chairman and Chief Executive Officer, the Executive shall, subject to the oversight of the Board and the “Authorization Limits” established from time to time by the Board, have full authority and responsibility to manage the operation of the Company’s restaurants and franchise system, including the hiring and discharge of employees of the Company and its subsidiaries, closing, selling, developing and opening restaurants as contemplated by the annual budget approved by the Board (the “Annual Plan”), establishing and administering the Company’s marketing plan, making improvements in and refurbishing the Company’s restaurants consistent with the capital expenditure budget in the Annual Plan, administering and managing the day-to-day operation of the restaurants, granting new franchises and administering and managing the franchise operations consistent with the Annual Plan; provided that without the approval of the Board, the Executive shall not take any major action not contemplated by or consistent with the Annual Plan and the Authority Limits.

3.             Compensation.

(a)           Base Salary.  During the Employment Period, the Executive shall receive from the Company an annual base salary (“Annual Base Salary”) at the rate of $675,000, payable in accordance with the Company’s and RRI’s normal payroll policy.  The Executive’s Annual Base Salary shall be subject to annual review by the Board of Directors during the Employment Term; provided, however, subject to the following sentence, that so long as the Executive holds both the office of Chief Executive Officer and Chairman of the Board, the Executive’s Annual Base Salary may not be reduced below $675,000.  In the event that the Executive no longer serves as Chief Executive Officer but remains Chairman of the Board as contemplated above in Section 2(a), his Annual Base Salary will be modified to an amount mutually agreed upon by the Company and the Executive at such time, but in no event, without the consent of the Executive, shall such amount be less than 50% of the Annual Base Salary in effect immediately prior to the change in position.

(b)           Annual Incentive Compensation.  In addition to the Annual Base Salary, the Executive shall be eligible to receive a cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan and as approved by the compensation committee of the Board.  In the event that the Executive no longer serves as Chief Executive Officer but remains Chairman of the Board as contemplated above, his target cash bonus will be modified to an amount mutually agreed upon by the Company and the Executive at such time, but in no event, without the consent of the Executive, shall such amount be less than 50% of the target cash bonus in effect immediately prior to the change in position.

(c)           Other Benefits.  During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI to the same extent as other senior executive employees, and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.

(d)           Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company and RRI for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses (collectively referred to herein as “Expense Policies”).

(e)           Commuting Expenses.  During the Employment Period, the Company and RRI shall pay or reimburse the Executive for travel expenses actually incurred by the Executive in commuting between Arizona and Denver, Colorado; provided that the Executive complies with the Expense Policies, and provided further that such expenses shall be subject to review for reasonableness at least quarterly by the chairman of the compensation committee of the Board.

(f)            Air Travel.  The Executive may fly on charter or private aircraft to commute from Arizona to Denver, Colorado and otherwise for appropriate business use, subject in each case to the Executive’s compliance with the Expense Policies and the Company’s policy for non-commercial air travel as established by the Board.

(g)           Automobile Allowance.  During the Employment Period, the Executive shall be paid a car allowance in the gross amount of $1,000 per month.

(h)           Grant of Restricted Stock.  Effective as of April 17, 2007, the Company granted to the Executive Seventy-Five Thousand (75,000) shares of restricted Common Stock under the Company’s 2004 Performance Incentive Plan, and otherwise on the terms and conditions set forth in the Restricted Stock Award Agreement between the Company and the Executive.

(i)            The Company reserves the right to modify, suspend or discontinue any and all of the above-referenced employee benefit plans, practices, policies and programs at any time without recourse by the Executive so long as such action is taken with respect to senior executives generally and does not single out the Executive.

4.             Termination.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  If the Company determines in good faith that the Disability of the Executive has occurred, it may give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(b)           Cause.  The Company may terminate the Executive’s employment at any time for Cause.

(c)           Transition Event.  With the mutual approval of the Executive and a majority of the Board, the Company may terminate the Executive’s employment as Chief Executive Officer and Chairman of the Board in connection with the hiring or promotion of another individual into such positions (a “Transition Event”), by delivery of not less than thirty (30) days’ advance written notice to the Executive of the effective date of termination.

(d)           By the Company without Cause.  The Company may terminate the Executive’s employment at any time without Cause by delivery of not less than thirty (30) days’ advance written notice to the Executive of the effective date of termination.  In the event the Board determines that Executive should relinquish his position as Chief Executive Officer as contemplated by Section 2(a) hereof, but the parties are unable to agree on appropriate modification to this Agreement, then so long as the modifications proposed by the Board comply with the minimum requirements set forth in Sections 3(a) and (b) hereof, the subsequent termination of the Executive’s employment shall have the same effect under only this Agreement as a resignation of Executive (and shall not be deemed a resignation under any other agreement between the Company and Executive, including the Restricted Stock Grant Agreements dated February 27, 2007 and April 17, 2007).

(e)           Change in Control.  Executive’s employment shall terminate upon the occurrence of a Change in Control Event.

(f)            Expiration of Stated Term.  Unless earlier terminated pursuant to the preceding subparagraphs of this Section 4 or by the Executive’s earlier resignation, the Executive’s employment shall otherwise terminate automatically upon the expiration of the stated term of this Agreement.

(g)           Obligations of the Company Upon Termination.

(i)            Death, Disability or Resignation.  If the Executive’s employment is terminated by reason of the Executive’s Death, Disability or resignation, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (A) payment of the sum of (1) the Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid, and (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the effective date of termination; (B) payment on the next bonus payment date immediately following the effective date of termination, but no later than two and one half months after the last day of the year that includes the effective date of termination, of a pro rata share (determined on the basis of the number of days during which the Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise be payable pursuant to Section 3(b) hereof had the Executive continued to be employed by the Company on such bonus payment date; and (C) payment to the Executive or his estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare benefit plans; provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(g)(i) in the event of Executive’s resignation (other than payment of the Accrued Obligations), the Executive shall first execute and deliver to the Company and RRI a general release agreement substantially in the form attached hereto as Exhibit A, and all rights of the Executive thereunder or under applicable law to rescind or revoke the release shall have expired.

(ii)           Cause.  If the Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than for the payment of Accrued Obligations through the date of termination in a lump sum in cash within 30 days of the effective date of termination.  If it is subsequently determined that the Company did not have Cause for termination pursuant to Section 4(b) hereof, then the Company’s decision to terminate shall be deemed to have been made under Section 4(c) hereof, and the amounts payable under Section 4(g)(iv) hereof shall be the only amounts the Executive may receive on account of his termination.

(iii)          Transition Event.  If, prior to the expiration of the stated term of this Agreement, the Company terminates the Executive’s employment in connection with a Transition Event, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for (A)  payment of Accrued Obligations through the effective date of termination in a lump sum in cash within 30 days of the effective date of termination, (B) payment on the next bonus payment date immediately following the effective date of termination, but no later than two and one half months after the last day of the year that includes the effective date of termination, of the pro rata share (determined on the basis on the number of days during which the Executive served the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise have been payable had the Executive continued to be employed by the Company on such bonus payment date; and (C) payment to the Executive of any amounts due pursuant to the terms of any applicable welfare benefit plans; provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(g)(iii) (other than payment of the Accrued Obligations), the Executive shall first execute and deliver to the Company and RRI a general release agreement substantially in the form attached hereto as Exhibit A, and all rights of the Executive thereunder or under applicable law to rescind or revoke the release shall have expired.

(iv)          Upon Change in Control Event or by the Company without Cause.  If, prior to the expiration of the stated term of this Agreement, the Company terminates the Executive’s employment upon the occurrence of a Change in Control Event, for any reason other than for Cause or other than in connection with a Transition Event, this Agreement shall terminate without further obligations to the Executive other than:

(A)          payment of Accrued Obligations through the effective date of termination in a lump sum in cash within 30 days of the effective date of termination;

(B)           continued payment of the Executive’s Annual Base Salary as in effect immediately prior to the date of termination (such payments to be made in accordance with the Company’s normal payroll practices) for a period consisting of (1) twenty-four (24) months following the effective date of termination in the event of a Change in Control Event or (2) the lesser of twelve (12) months following the effective date of termination for any reason other than for Cause or other than in connection with a Transition Event or the remainder of the existing Employment Period (the applicable period, being referred to herein as the “Severance Period”); provided that such payments made before the date which is 6 months after the effective date of termination shall not exceed twice the lesser of (1) the sum of Executive’s Annual Base Salary and Annual Incentive Compensation during the year prior to the year that includes the effective date of termination, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code ($230,000 in 2008), and any excess amount shall be included in the payment made to Executive on the regular pay date coincident with or next following the date which is 6 months after the effective date of termination;

(C)           (1) upon a Change in Control Event, two times the annual bonus amount earned by the Executive for performance in the last completed calendar year prior to the Change in Control Event for which bonuses have been paid or are payable (which annual bonus may be in the aggregate if the Executive has earned more than one bonus payment for such calendar year), or (2) upon a termination for any reason other than for Cause or other than in connection with a Transition Event, payment on the next bonus payment date immediately following the effective date of termination, but no later than two and one half months after the last day of the year that includes the effective date of termination, of the pro rata share (determined on the basis on the number of days during which the Executive served the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise have been payable had the Executive continued to be employed by the Company on such bonus payment date, subject in each case of the benefits in clauses (A), (B) and (C) to standard withholdings and other authorized deductions; and

(D)          payment (or reimbursement to the Executive) of the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or otherwise, if COBRA does not apply, for the Executive and his spouse under the Company’s and RRI’s then existing medical, dental and prescription insurance plans for the Severance Period, provided that Executive elects such continuing coverage in accordance with the requirements of each such plan (provided that during any period when the Executive is eligible to receive such benefits under any employer-provided plan or through any government-sponsored program such as Medicare, the benefits provided under this clause (D) may be made secondary to those provided under such other plan);

provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(g)(iv) (other than payment of the Accrued Obligations), the Executive shall first execute and deliver to the Company and RRI a general release agreement substantially in the form attached hereto as Exhibit A, and all rights of the Executive thereunder or under applicable law to rescind or revoke the release shall have expired.

(v)           Expiration of Stated Term.  In the event that the Executive’s employment is otherwise terminated by reason of the expiration of the term of this Agreement, the Company shall have no further obligations to the Executive other than for (A) the timely payment of Accrued Obligations through the date of termination; (B) payment on the next bonus payment date immediately following the effective date of termination of a pro rata share (determined on the basis of the number of days during which the Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise be payable pursuant to Section 3(b) hereof had the Executive continued to be employed by the Company on such bonus payment date; and (C) payment to the Executive of any amounts due pursuant to the terms of any applicable welfare benefit plans.

(vi)          Exclusive Remedy.  The Executive agrees that the payments contemplated by this Section 4(g) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 4(g)(vi) shall prevent the Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate the Executive’s employment hereunder for Cause.

(h)           Survival of Certain Obligations Following Termination.  Notwithstanding any other provision contained in this Agreement, the provisions in Sections 6 through 21 of this Agreement shall survive any termination of the Executive’s employment hereunder (but shall be subject to the Executive’s right to receive the payments and benefits provided under this Section 4).

5.             Stated Term.  Subject to earlier termination pursuant to Section 4 above, the term of this Agreement shall be deemed to have commenced as of the Effective Date and shall continue through December 31, 2010.

6.             Confidential Information.  The Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by the Executive while he was employed or associated with the Company or RRI or, if acquired following the termination of such association, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business.  The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and the Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with his association with the Company or RRI, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of such association.

7.             Covenant Not to Compete.  The Executive agrees that, for the period commencing on the Effective Date and ending on the second anniversary of the later to occur of (a) the date of termination of Executive’s employment as Chief Executive Officer and (b) the date that Executive ceases to serve as Chairman, including due to expiration of the Employment Period (the “Restrictive Period”), the Executive shall not, in the Territory (hereinafter defined), directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the casual dining restaurant business (a “Competitive Activity”).  In making its judgment as to whether any business is engaged in a Competitive Activity, the Board shall act in good faith, and shall first provide the Executive with a reasonable opportunity to present such information as the Executive may desire for the Board’s consideration.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the

NASD National Market (a “Public Company”).  “Territory” means North America and the territories of the United States in the Caribbean, including Puerto Rico.

8.             No Interference.  During the Restrictive Period, the Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (i) induce or attempt to induce any employee of the Company or RRI at the level of assistant store manager or higher to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof, (ii) hire any Person who was an employee of the Company or RRI at the level of assistant store manager or higher within twelve months after such Person’s employment with the Company or RRI was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI.

9.             Return of Documents.  In the event of the termination of the Executive’s employment for any reason, the Executive shall deliver to the Company all of (i) the property of the Company or any of its subsidiaries, and (ii) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

10.           Reasonableness of Restrictions.  The Executive agrees that the covenants set forth in Sections 6, 7, 8 and 9 are reasonable with respect to their duration, geographical area and scope.  In the event that any of the provisions of Sections 6, 7, 8, and 9 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

11.           Injunctive Relief.  The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

12.           Extension of Restricted Periods.  In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained herein.

13.           Definitions.  As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Cause” means with respect to the termination by the Company of the Executive as an employee of the Company:

(i)            the Executive’s continual or deliberate neglect in the performance of his material duties;

(ii)           the Executive’s failure to devote substantially all of his working time to the business of the Company and its subsidiaries (other than as expressly permitted in this Agreement);

(iii)          the Executive’s willful failure to follow the lawful directives of the Board in any material respect;

(iv)          the Executive’s engaging willfully in misconduct in connection with the performance of any of his duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;

(v)           the violation by the Executive, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries;

(vi)          the Executive’s breach of the material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by the Executive with the Company or any of its subsidiaries or other active disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or

(vii)         the Executive’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude, or sexual harassment.

“Change in Control Event” means:

(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors

(the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (iii)(A), (B) and (C) below;

(ii)           In the event the Board is a classified board, a majority of the individuals who serve in the same class of directors that constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of that class of directors, or in the event the Board is not a classified board, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-

outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 30% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that any of the foregoing events shall constitute a Change in Control Event only if Executive’s employment with the Company as Chairman of the Board or as Chief Executive Officer is involuntarily terminated for a reason other than Cause or Executive voluntary terminates for Good Reason within eighteen (18) months following such Change of Control Event.

 “Disability” means a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company.  The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

“Good Reason” means the occurrence of any of the following after the applicable Change in Control Event: (i) a reduction in Executive’s compensation; (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s pre-Change of Control Event headquarters; or (iii) a significant reduction in the then-effective responsibilities of Executive as Chairman of the Board or Chief Executive Officer without Executive’s prior written consent; provided that Executive gives written notice to the Company  of the existence of such a condition within 90 days of the initial existence of the condition and the Company has at least 30 days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Company upon Change in Control Event.

14.           Arbitration.  Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc., (“JAMS”) or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute.  Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.  The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

15.           Governing Law.  This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.

16.           Taxes.

(a)           Except as otherwise provided in Section 20, and to the extent specifically provided in Section 17, Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.

(b)           In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.

17.           Section 409A Savings Clause.

(a)           It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(b)           Notwithstanding anything in this Agreement to the contrary, if on the date of termination of Executive’s employment with the Company,

(i)            Executive would not have a separation from service within the meaning of Section 409A of the Code and the Treasury Regulations thereunder (“Separation From Service”), and as a result of such termination of employment would receive any payment that, absent the application of this Section 17(b)(i), would be subject to additional tax imposed pursuant to Section 409A of the Code, then such payment shall instead be payable on the date that is the earliest of (A) Executive’s Separation From Service, (B) the date the Executive becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (C) the Executive’s death, or (D) such other date as will not result in such payment being subject to such additional tax; and if

(ii)           Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s separation from service that, absent the application of this Section 17(b)(ii), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (A) 6 months after Executive’s Separation From Service, (B) the Executive’s death, or (C) such other date as will not result in such payment being subject to such additional tax.

18.           Entire Agreement.  This Agreement (including Exhibits) constitutes and contains the entire agreement and final understanding concerning the Executive’s employment with the Company and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written Or oral, concerning the subject matter hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

19.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.           Gross-Up Payments.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the Payments.  Such Gross-Up Payment shall be made by the Company by December 31 of the year following the year in which the Executive is required to remit the related Excise Tax.  This provision is intended to override the cut-back provisions of Section 7.7 of the Company’s 2004 Performance Incentive Plan.  Notwithstanding the foregoing provisions of this Section, if it is determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed by $25,000 the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any excise tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)           Subject to the provisions of Section 20(c) below, all determinations required to be made under this Section 20, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)           If the Executive is, or could be, entitled to receive a Gross-Up Payment, pursuant to Section 20(a) the Executive shall take any position requested by the Company (a “Requested Position”) on the Executive’s federal income tax returns with respect to the treatment of the Payment from the Company, any Gross-Up Payment, the payment of any Indemnified Amount (as defined below), and the receipt of any refund or interest paid by the government to the Executive as a result of a Contest (as defined below), provided that: (i) the Company shall provide the Executive with an opinion from a nationally recognized accounting firm that there is “substantial authority” for the Requested Position within the meaning of Code Section 6662; and (ii) the general long term or senior unsecured corporate credit rating of the Company or its successor is at least BBB- as rated by Standard & Poors and Baa3 as rated by Moody’s Investor Services at the time the Executive would be required to take a Requested Position or the Company places in an escrow account or otherwise provides security reasonably requested by Executive to ensure payment to the Executive of the indemnity amount that could become due to the Executive pursuant to the following sentence.  The Company shall indemnify the Executive for any tax, penalty and interest incurred by him as a result of taking the Requested Position.  The amount for which the Executive is indemnified under the preceding sentence (the “Indemnified Amount”) shall be computed on an after-tax basis, taking into account any income, Excise or other taxes, including interest and penalties.  The Executive shall keep the Company informed of all developments in any audit with respect to a Requested Position.  Upon payment of the Indemnified Amount, or (if the Indemnified Amount is not yet payable) upon the Company’s written affirmation, in form and substance reasonably satisfactory to the Executive, of the Company’s obligation to indemnify the Executive with respect to the Requested Position, and provided part (ii) of the first sentence of this Section 20(c) is satisfied at such time, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of a Requested Position (a “Contest”), and the Executive agrees to cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of the Company.  The Indemnified Amount shall be payable whenever an amount is payable to the Internal Revenue Service as a result of the disallowance of a Requested Position, but shall be paid no later than December 31 of the year following the year in which such amount is payable to the Internal Revenue Service.  Following payment by the Company of the Indemnified Amount, if the Requested Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Indemnified Amount.  If a Requested Position is sustained in whole or in part in a final resolution of a Contest, and if the Indemnified Amount therefore exceeds the amount of taxes, penalties and interest payable by the Executive as a result of the Requested Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Indemnified Amount shall be treated as a loan by the Company to the Executive, which loan the Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2).

21.           Miscellaneous.

(a)           Binding Effect.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

(b)           Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

(i)            If to the Company, to:

Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO  80111
Attention:  Board of Directors, Lead Director and General Counsel
Facsimile No.:  303-846-6048

with a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500

Denver, Colorado  80202
Attention: Ronald R. Levine, II
Facsimile No.:  303-893-1379

If to the Executive, to:

Dennis B. Mullen
c/o Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO  80111
E-mail:  dmullen@redrobin.com

with a copy to:

Roger C. Cohen, Esq.
Snell & Wilmer
Tabor Center
1200 Seventeenth Street, Suite 1900
Denver, Colorado  80202
Facsimile No.:  (303) 634-2020

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received.  If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

(c)           Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof

(d)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)           Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(f)            Savings Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Edward T. Harvey
Edward T. Harvey, Lead Director

EXECUTIVE

By:	/s/ Dennis B. Mullen
Dennis B. Mullen

STRICTLY CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE

1.                                      Definitions.

I intend all words used by this Release to have their plain meanings in ordinary English.  These terms shall have the following meanings:

A.                                   I, me, my and Releasor mean me and anyone who has or obtains any legal rights or claims through me.

B.                                     Employer means:  (i) Red Robin Gourmet Burgers, Inc. and Red Robin International, Inc. (collectively, the “Company”), (ii) any company related to the Company in the past or present, (iii) the past and present officers, directors, employees, shareholders, attorneys, agents and representatives of the Company, (iv) any present or past employee benefit plan sponsored by the Company and/or officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan, (v) and any person who acted on behalf of the Company on instruction from the Company.

C.                                     Employment Agreement means that certain Second Amended and Restated Employment Agreement dated as of March 10, 2008, between me and the Company.

D.                                    My claims means all of my rights to any relief of any kind from the Employer, including but not limited to:

1.                                       All claims I now have, whether or not I now know about such claims, including all claims arising out of or relating to my past employment with Employer, the termination of that employment or statements or actions of the Employer including, but not limited to: breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Family and Medical Leave Act; the National Labor Relations Act; The Americans with Disabilities Act; COBRA; ERISA; the anti-discrimination laws of the state in which I reside and of any other state; the Wage Claim Act or corresponding statute of the state in which I reside; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law;

2.                                       All claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including, but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages for any alleged breach of contract, any tort claim and any alleged personal injury or emotional injury or damage; and

3.                                       All claims for attorneys’ fees;

but excluding my rights to receive payments and benefits pursuant to Section 4(e)(iv) of my Employment Agreement.

2.                                      Agreement to Release My Claims.

In exchange for my right to receive payments and other benefits under Section 4(e)(iv) of my Employment Agreement, I agree to give up all My Claims against the Employer and give up all other actions, causes of action, claims or administrative complaints that I have against the Employer.  I will not bring any lawsuits or administrative claims against the Employer relating to the claims that I have released nor will I allow any lawsuits or claims to be brought or continued on my behalf or in my name.  The money and other consideration I receive pursuant to Section 4(e)(iv) of my Employment Agreement is a full and fair payment for the release of My Claims and the Employer does not owe me anything further for My Claims.  Separate from this agreement, I will also receive any compensation due me for the last pay period during which I was an employee of Employer and compensation for earned vacation pay.  My rights to receive the other payments and benefits due under Section 4(e)(iv) of my Employment Agreement shall be effective only after receipt by the Employer of this Release, signed by me and properly notarized, and after the expiration of the seven (7) day revocation period mentioned in Section 5, below.  I understand that I will not receive any payments due me under Section 4(e)(iv) of my Employment Agreement (other than payment of the Accrued Obligations under clause (1) thereof) if I revoke or rescind this Release, and in any event, until after the seven (7) day revocation period has expired.

I further agree to:

A.                                   Reimburse the Employer for any cost; loss; expense, including reasonable attorneys’ fees; awards or judgments resulting from my failure to perform my obligations under this Release or under my Employment Agreement or from any misstatement or omission I have made in this Release; and

B.                                     Indemnify, defend and save harmless the Employer from any costs, liability or expense, including reasonable attorneys’ fees, arising from the taxation, if any, of any amounts received by me pursuant to this Release, including but not limited to any penalties or administrative expenses.

3.                                      Additional Agreement and Understandings.

Even though the Employer will pay me to settle and release My Claims, the Employer does not admit that it is legally obligated to me, and the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper conduct or wrongdoing against me.

I have read this Release carefully and understand its terms.  I am hereby being advised by the Employer to consult with an attorney prior to signing this Release.  My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.  In agreeing to sign this Release, I have not relied on any statement or explanation of my rights or obligations made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making.  I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims accrued and date of my signature below.  I am legally able and entitled to receive the entire sum of money being paid to me by the Employer in settlement of My Claims.  I have not assigned or pledged any of My Claims or any portion of them to any third person.  I am a resident of the State of                      and have executed this Release within the State of                     .  I understand and agree that this Release contains all the agreements between the Employer and me relating to this settlement, and that it supersedes all prior negotiations and agreements relating to the subject matter hereof.

4.                                      Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.  If I cannot make up my mind in that time, the Employer may or may not allow more time.  I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so.

5.                                      Seven Day Period to Rescind the Release.

I understand that I may rescind (that is, cancel) this Release for any reason within seven (7) calendar days after I sign and deliver it to the Employer.  I understand that my notice rescinding this agreement must be in writing and hand-delivered or mailed to the Employer.  If mailed, my notice rescinding this agreement must be:

A.                                   Postmarked within seven (7) days after I sign and deliver this agreement to the Employer;

B.                                     Properly addressed to:                                                                        Red Robin Gourmet Burgers, Inc.
Red Robin International, Inc.
6312 South Fiddler’s Green Circle, Suite 200 North
Greenwood Village, CO  80111
Attention:  Chief Legal Officer

and

C.                                     Sent by certified mail, return receipt requested, postage pre-paid.

6.                                      Confidentiality.

I understand that part of the consideration paid to me by the Employer is in consideration for my agreement to keep the fact of this Release and its terms strictly confidential, except as required by law.  I may not discuss, disclose or reveal, directly or indirectly, the fact of this Release or its terms or conditions to any person, corporation, or other entity, other than to my accountant, legal advisor and members of my immediate family who (prior to disclosure to them) shall likewise agree in writing to maintain the confidentiality of this Release.  Neither may I provide any information, assistance or encouragement of any kind to any person firm or corporation concerning the investigation or prosecution of any claim against the Employer, except pursuant to EEOC requirements or court order.  If I violate the terms of this Section 6, I shall be liable to the Employer for the return of all payments made pursuant to Section 4(e)(iv) of my Employment Agreement (other than payment of the Accrued Obligations thereunder and for the Employer’s costs and attorneys’ fees in any action brought to enforce the provisions of this Section 6.  The parties agree that fixing the amount of damages caused by my breach of this Section 6 would be difficult or impossible to ascertain, that the amount for which I would become liable to Employer upon my breach of my obligations under this Section 6 is a fair and reasonable estimate of the damages that Employer may sustain as a result of my breach.  On that basis, the amount I have agreed to pay to Employer upon my breach of my obligations under this Section 6 shall be payable as liquidated damages for my breach and not as a penalty.

7.                                      Non-Disparagement.

I agree that I will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

8.                                      Survival of Certain Provisions of Employment Agreement.

Sections 6 through 21 of the Employment Agreement shall survive the termination of my employment and are incorporated herein by reference as if fully set forth.

9.                                      Choice of Law.

This Release shall be deemed to have been executed and delivered within the State of Colorado, and my rights and obligations and the rights and obligations of the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

10.                               Arbitration.

Any dispute or controversy arising out of interpretation or enforcement of this Release shall be resolved pursuant to the terms set forth in Section 14 of the Employment Agreement.

11.                               Severability.

If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Release shall be construed and enforced as if such invalid provisions never had been inserted in the Release.

RELEASOR

Dennis B. Mullen
Date:

STATE OF	)
COUNTY OF	) ss:

Subscribed and sworn to me a Notary Public in and for the state of                                          by                                          this                      day of                                         , 200    .

Notary Public in and for the State of
My commission expires:

ACCEPTED FOR EMPLOYER:

RED ROBIN GOURMET BURGERS, INC.

RED ROBIN INTERNATIONAL, INC.

By:
Title:
Date: